Exhibit 99.1

News Release

16 Yankee Candle Way — P.O. Box 110 — South Deerfield, MA 01373-0110

FOR IMMEDIATE RELEASE

Contact:	Harlan Kent
(413) 665-8306

YANKEE CANDLE NAMES GREGORY W. HUNT AS

CHIEF FINANCIAL OFFICER

South Deerfield, Mass – February 26, 2010 – The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that Gregory W. Hunt will be joining the Company as Executive Vice President, Finance and Chief Financial Officer.

Mr. Hunt brings to Yankee Candle a broad financial and general management background. Most recently Mr. Hunt has served as the Executive Vice President of Strategic and Commercial Development for Norwegian Cruise Lines from 2007 to 2009. Prior to that, he served as the Chief Financial Officer and Chief Restructuring Officer of Tweeter Home Entertainment Group, Inc. from 2006 to 2007, and as the Chief Financial Officer and Co-Chief Executive of Syratech Corporation from 2001-2006. He has also held chief financial officer positions with NRT Inc., Culligan Water Technologies, Inc., and Samsonite Corporation. Mr. Hunt started his career with PricewaterhouseCoopers.

“We are very pleased to have Greg join our leadership team,” said Harlan M. Kent, President and Chief Executive Officer of Yankee Candle. “Greg brings to Yankee Candle a strong track record as a proven and experienced financial executive and business leader. Having served as Chief Financial Officer for numerous companies spanning the gift, retail, and consumer products industries, he has demonstrated superior financial expertise, business acumen and a results-oriented management style. His almost 30 years of senior financial leadership, together with his expertise in operations, strategic planning, real estate and information technology, make Greg an ideal fit for Yankee Candle. We very much look forward to Greg joining us and to his many contributions in helping Yankee Candle to continue our history of profitable growth.”

“Yankee Candle is an industry-leading company with a strong, recognized brand and a powerful cash generating business model,” said Mr. Hunt. “I am excited about the opportunity to contribute to the Company’s ongoing growth efforts and to continue its focus on accelerated debt pay down. I look forward to working with Harlan and the entire management team, and with Madison Dearborn Partners and the Board, to further enhance the Yankee Candle brand and to continue to deliver superior long term returns.”

Mr. Hunt is expected to join the Company on April 2, 2010.

About The Yankee Candle Company, Inc.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 40- year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 19,600 store locations, a growing base of Company owned and operated retail stores (498 Yankee Candle Stores located in 43 states as of January 2, 2010), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 3,600 store locations and distributors covering a combined 43 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2009 and outlook for Fiscal 2010, managements estimates of the cost of the restructuring plans and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the impact of our Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

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